Exhibit 10.6

PATENT RIGHTS AND RELATED ASSETS PURCHASE AGREEMENT

THIS PATENT RIGHTS AND RELATED ASSETS PURCHASE AGREEMENT (this “Agreement”), dated as of January 25th, 2007, is by and between VIA PHARMACEUTICALS, INC., a Delaware corporation having an address of 750 Battery St., Suite 330, San Francisco, California 94111 (the “Acquirer”), and NEURO3D, S.A., a French corporation having an address of 130 rue de la Mer Rouge, F-68200, Mulhouse, France (the “Company”). The Acquirer and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

Recitals

WHEREAS, the Company desires to provide for the sale of patent rights and related assets related to the Company’s small molecule phosphodiesterase program to the Acquirer, and the Acquirer desires to acquire such patent rights and related assets from the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS. For purposes of this Agreement:

“Acquired Assets” means all of the Company’s right, title, and interest in and to all assets used or held for use in connection with the Company’s phosphodiesterase program, consisting of the following assets: (a) all patents, patent applications and patent registrations (including, without limitation, the Patents), Improvements, modifications, Know-How, trade secrets, developments, inventions (whether patentable or not), invention disclosures, technology, technical data, specifications, drawings, designs, regulatory filings/approvals/concurrences, notebooks, manufacturing data and technology, analytical and process techniques, research and development data and reports, methods, protocols, clinical and safety data in both paper and electronic formats, statistical programs, preclinical data, analytical data, batch records, standard operating procedures, analytical standards, metabolites, serum samples, tissue samples, API, compound stocks, compound databases and other materials and compositions related therewith or useful for the manufacture, use, sale or registration of assets related thereto, and any goodwill associated with any of the foregoing as listed on Annex I; (b) the Company’s compounds as listed in Annex 1; (c) the Compound Libraries; (d) quantities of materials and reagents that are being, or have been, used in assays in connection with the foregoing, including genetic constructs, monoclonal antibodies, cell lines, purified proteins, ready assays and expression vectors; . For the purpose of clarification, Acquired Assets shall not include Company’s physical facilities, retention of Company employees or any sales and marketing distribution system.

“Acquirer” is defined above in the preamble.

“Action” is defined in Section 8.5.

“Affiliates” means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. As used in this definition, the term “control” means either (i) the possession, directly or indirectly, of the power to direct or to cause the direction of the management of the affairs of a Person or the conduct of the business of a Person, or (ii) the holding of a direct or indirect equity or voting interest of fifty percent (50%) or more in the Person.

“Agreement” means this Agreement and the annexes and exhibits hereto.

“Bill of Sale” means a Bill of Sale and Assignment conveying the Acquired Assets to the Acquirer (or its nominee) free and clear of any Encumbrances of any nature whatsoever, in the form and substance set forth as Exhibit A.

“Charter Documents” means an entity’s certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Claim Notice” is defined in Section 8.3.

“Claim Response” is defined in Section 8.3.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Company” is defined above in the preamble.

“Compound Libraries” shall mean the Company’s libraries of small molecule compounds, which consist of both the phosphodiesterase small molecule inhibitor library of approximately 2,450 compounds.

“Confidential Information” is defined in Section 9.

“Consents” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

“Contract” means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

“Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable Law.

“Co-owners” means Fondation Transplant (former FORENAP), the Université Louis Pasteur (ULP) and the Centre National de la Recherche Scientifique, (CNRS) who co-owned certain Patents”.

“Co-ownership agreements” means the following agreements: a) agreement between the ULP, the CNRS and the Company dated 29th December 2006 under which the Company has rights to enter into this Asset Purchase Agreement and is committed to share the Purchase Price with ULP and CNRS; and b) agreement between Fondation Transplant (former FORENAP) and Company under which the Company has rights to enter into this Asset Purchase Agreement.

“Co-owned Patents” means the Patents co-owned by the Company and CNRS and/or ULP and/or Fondation Transplant (former FORENAP) described in Appendix II.

“Damages” is defined in Section 8.1.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

“Expiration Date” is defined in Section 8.4.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Governmental Permit” means any governmental permit, license, registration, certificate of occupancy, approval or other authorization.

“Improvements” shall mean an improvement, the practice of which literally or equivalently infringes the exclusive rights of the Acquired Assets.

“IND” shall mean an Investigational New Drug Application filed with the United States Food and Drug Administration, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

“IND-Enabling Studies” shall mean the first safety study, pharmacology study or pharmacokinetic study conducted in animals according to the Good Laboratory Practices required by regulatory Authorities for pharmaceutical products. For the avoidance of doubt, IND-Enabling Studies are those that are required by regulation to be a component of an IND submission to a regulatory authority and shall not include pilot or similar studies that may be conducted by Acquirer in accordance with Good Laboratory Practices.

“Indemnified Party” is defined in Sections 8.1 and 8.2.

“Indemnitor” is defined in Section 8.3.

“Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

“Inventions” means disclosures, notes, concepts, or Improvements that are protectable as a trade secret or by the exclusive rights under all United States and foreign patents that have issued or may issue in the future (including utility, utility model and design patents, supplementary protection certificates, certificates of invention and the like), all patent applications (including applications for utility, utility model and design patents, supplementary protection certificates, certificates of invention and the like), and all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions to any such patents and patent applications, heretofore or hereafter filed or having legal force in any country of the world, and all inventions and Improvements disclosed therein.

“Know-How” shall mean all Information that has not been published or made publicly available relating to the Acquired Assets that is necessary to discover, make, use, and sell small molecule drugs, or that relates to the Compound Libraries, that is not included in the Patents and that the Company uses or holds for use in connection with its phosphodiesterase program.

“Knowledge” shall mean, with respect to a particular fact or matter, that the applicable party is actually aware of that fact or matter, or that such party could be expected to discover or otherwise become aware of that fact or matter in reasonable conduct of its business; provided that a party shall be deemed to have knowledge of (i) any matters set forth in written correspondence or notices addressed to such party and (ii) any matters contained in the files of such party.

“Law” means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

“Liability” means any direct or indirect liability, indebtedness, obligation, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Liquidated Claim Notice” is defined in Section 8.3.

“Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

“Out-Licenses” means licenses (including standard form licenses), sublicenses, agreements, contracts, waivers, distributor agreements, reseller agreements, covenants not to sue, rights to receive royalties or any other consideration, permissions or other arrangements (whether written or oral) under which the Company has granted to any third party the right to use or otherwise exploit the Acquired Assets.

“Party” is defined above in the preamble.

“Patents” means (a) the patents and patent applications listed on Annex II attached hereto, (b) any patents issuing on such patent applications, (c) any continuations, continuations-in-part, divisionals, renewals, extensions, term restorations, reexaminations, and reissues claiming priority to any of the foregoing patents, (d) any and all foreign patent applications and any patents issuing thereon that are counterparts of patents or patent applications in the foregoing clauses (a) through (c).

“Person” means any natural person, corporation, limited liability company, partnership, proprietorship, association, trust or other legal entity.

“Prime Rate” is defined in Section 8.3(b).

“Purchase Price” is defined in Section 2.2.

“Response Period” is defined in Section 8.3.

“Restricted Party” is defined in Section 9.1.

“Retained Liabilities” shall mean all Liabilities of the Company, including, without limitation, Liabilities of the Company: (a) that constitute trade payables; (b) arising under or relating to any Contract; (c) relating to any litigation pending on the date hereof, or instituted hereafter, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Company or the ownership, possession, use, operation, sale or other disposition at or prior to the Closing of any of the Acquired Assets (or any other rights, properties or assets owned or used by or associated with the Company at any time at or prior to the Closing); (d) for Taxes, including, without limitation, Taxes arising in connection with the consummation of the transactions contemplated hereby (including any Taxes arising because the Company is transferring the Acquired Assets); (e) for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; and (f) under this Agreement (or under any agreement between the Company on the one hand and the Acquirer on the other hand entered into on or after the date of this Agreement).

“Taxes” means all taxes, duties, charges, fees, levies or other assessments imposed by any French taxing authority (i.e. whether federal, state, local, municipal or foreign) including, without limitation, all net income, gross income, gross receipts, value-added, excise, withholding, social security, personal property, real estate, sales and use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, unemployment, disability, severance, customs, duties, alternative, windfall profits, add-on minimum, estimated and franchise taxes or other similar governmental charge or imposition (including any interest, penalties or additions attributable to or imposed on or with respect to any such Tax).

“Tax Return” means any French and local governmental tax return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, and each of the other documents contemplated by this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Unliquidated Claim” is defined in Section 8.3.

2.	THE PURCHASE AND SALE OF COMPANY ASSETS.

2.1 Acquired Assets; No Assumption of Liabilities

(a) Purchase of Acquired Assets. On and subject to the terms and conditions of this Agreement, the Acquirer agrees to purchase from the Company, and the Company agrees to sell to the Acquirer, all of the Acquired Assets for the Purchase Price specified below in Section 2.2.

(b) No Assumption of Liabilities. The Acquirer will not assume or have any responsibility with respect to any Liability of the Company.

2.2 Purchase Price. The aggregate purchase price payable by the Acquirer for the Acquired Assets (the “Purchase Price”) shall be $2,600,000 in U.S. currency. US$1,600,000 of the Purchase Price paid by the Acquirer is in consideration for the Co-owned Patents. The Purchase Price shall be paid by the Acquirer to the Company in two installments as set forth in Sections 2.2(a) and 2.2(b).

(a) The first installment of the Purchase Price shall be paid at the Closing. The aggregate amount of the first installment of the Purchase Price shall be $1,600,000 in U.S. currency.

(b) The second installment of the Purchase Price shall be paid at the earlier of (i) the initiation by the Acquirer of IND-enabling studies for a Neuro3D Compound; and (ii) the first anniversary of the Closing Date. The aggregate amount of the second installment of the Purchase Price shall be $1,000,000 in U.S. currency.

3.	CLOSING.

3.1 Closing. The closing of the sale of the Acquired Assets to the Acquirer (the “Closing”) shall take place at such time and place as determined by the Parties (the “Closing Date”), which shall in no event be more than ten (10) days from the date hereof.

3.2 Deliveries. At the Closing,

(a) the Acquirer shall pay by wire transfer or certified or bank checks of immediately available funds the first installment of the Purchase Price as contemplated by Section 2.2(a);

(b) the Company will execute and deliver to the Acquirer the Bill of Sale and such other instruments of sale, transfer, conveyance or assignment (including intellectual property transfer documents) as the Acquirer or its counsel may request; and

(c) During thirty days following the Closing Date, the Acquirer shall check the completeness of the Acquired Assets. Any claim or request concerning completeness of the Acquired Assets shall not be made later than thirty days following the Closing Date.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants, to and for the benefit of the Acquirer, as follows:

4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of France and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified.

4.2 Authorization. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transaction Documents to which it is or may become a party; and the execution, delivery and performance by the Company of each such Transaction Document have been duly authorized by all necessary action on the part of the Company and its stockholders, board of directors and/or other governing body. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon the execution of each of the other Transaction Documents, each of such other Transaction Documents will constitute the legal, valid and binding obligation of the Company, and will be enforceable against the Company in accordance with its terms.

4.3 Consents and Approvals. Neither the execution and delivery by the Company of the Transaction Documents to which it is a Party, nor the performance of the Transactions to be performed by such Party, will require any Consent, constitute a Default or cause any payment obligation (other than a payment obligation arising pursuant to a court-ordered decree of divorce or an agreement or instrument entered into or given in connection with a divorce proceeding or similar matter) to arise under (a) any Law or Court Order to which the Company is subject, (b) the Charter Documents or bylaws of the Company or (c) any Contract, Government Permit or other document to which the Company is a party or by which the properties or other assets of the Company may be subject.

4.4 Title to Acquired Assets. The Company has good and marketable title to all of the Acquired Assets, free from any Encumbrances. The use of the Acquired Assets is not subject to any Encumbrances, and such use does not encroach on the property or rights of anyone else.

4.5 Certain Personal Property. All tangible personal property listed on Annex I (a) is in operating condition, reasonable wear and tear excepted, (b) is usable in the ordinary course of the Company’s business, and (c) conforms with any applicable Laws relating to its construction, use and operation.

4.6 Legal Proceedings and Compliance with Law. There is no Litigation that is pending or, to the Knowledge of the Company, threatened against the Company that relates to or might affect the Acquired Assets or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. There has been no Default by the Company under any Laws applicable to the Company that relates to or might affect the Acquired Assets or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. There is no Court Order to which the Company, or any of the Acquired Assets, is subject.

4.7 Intellectual Property.

(a) Rights to the Intellectual Property Assets. The Acquired Assets include all of the intellectual property used or held for use by the Company in the exploitation, application or enforcement of the phosphodiesterase technology. The Company has not granted any Out-Licenses, whether or not currently exercisable.

(b) Quality of the Intellectual Property Assets. All of the Acquired Assets consisting of patents are in full force and effect and have not been declared invalid or unenforceable by any court of competent jurisdiction, and all of the Acquired Assets consisting of patent applications are pending with the applicable Governmental Authority (collectively, the “Registered Proprietary Assets”) and no such applications have been abandoned, allowed to lapse, or rejected. Except as disclosed on Schedule 4.7, none of the Registered Proprietary Assets is subject to any Taxes, maintenance fees, responses to official actions or other actions falling due within 60 days of the date hereof. All of the Acquired Assets are and at all times have been in compliance with all Laws, and all filings, payments and other actions required to be made or taken to maintain such Acquired Assets in full force and effect have been made by the applicable deadline. The Inventions were not published, patented, offered for sale, or in public use anywhere in the world prior to the filing date of the respective applications maturing into the respective Acquired Assets.

(c) Non-Infringement by the Company. The Company’s ownership and/or use of the Acquired Assets, including the products, systems, and methods disclosed or claimed in the Acquired Assets, do not, to the Knowledge of the Company, infringe upon, conflict with or otherwise violate any rights of any third party. The Company has not received notice of and there are no claims that the ownership and/or use of the Acquired Assets infringe upon, conflict with, misappropriate or otherwise violate any rights of any third party, including without limitation any lawsuits, demand letters, offers of license, interferences, oppositions, reissue proceedings, reexaminations, challenges to inventorship, cancellations or other contested proceedings, nor is there, to the Knowledge of the Company, any valid basis for the same.

(d) Non-Infringement by Third Parties. To the Knowledge of the Company, no third party is engaging in conduct that infringes upon, conflicts with, dilutes, misappropriates or otherwise violates the Company’s rights in the Acquired Assets.

(e) No Limitation on Enforceability. The Company has not entered into any agreements or licenses or created any security interests, leases, equities, claims, options, restrictions, rights of first refusal, title retention agreements, covenants not to compete or other exceptions to title (whether written or oral) which affect the Acquired Assets. The Company has not granted any licenses, immunities, covenants not to sue or other rights (whether written or oral) with respect to the Acquired Assets which would provide a third party with a defense to patent or other intellectual property infringement or misappropriation proceedings, whether in the United States or in any other country. To the Knowledge of the Company there is no information that could reasonably form a basis for invalidating or rendering unenforceable any of the Acquired Assets, and no interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Acquired Asset is being, has been or could reasonably be expected to be contested or challenged.

(f) Protection of the Assets.

(i) All commercially reasonable measures have been taken to maintain the confidentiality of all non-public Acquired Assets and all other information the value of which to the Company is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, each current and former employee, officer, director and stockholder of the Company, and each former and current consultant and each other independent contractor to the Company who has had access to proprietary information with respect to and/or in use by any the Company, has entered into an agreement suitable to vest all ownership rights to any of the Acquired Assets conceived, created, made, or reduced to practice by such person, alone or in cooperation with others, in the Company and has entered into an agreement for maintaining the confidential information of the Company. All of the foregoing agreements are in full force and effect in accordance with their respective terms.

(ii) There is to the Knowledge of the Company no unauthorized use, infringement or misappropriation of the Acquired Assets by any current or former employee, officer, director or stockholder, nor by any current or former consultant or independent contractor to the Company.

4.8 Finder’s Fees. No Person retained by the Company is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.

4.9 Accuracy of Information. No representation or warranty by the Company in any Transaction Document, and no information contained herein or therein or in any document delivered pursuant hereto or thereto, including the Schedules hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

4.10 LIMITATION. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE GIVEN AND ACCEPTED IN SUBSTITUTION FOR ANY REPRESENTATION OR WARRANTY WHICH HAVE BEEN MADE BY THE COMPANY (OR THE STAFF OR AGENTS OF THE COMPANY) PRIOR TO THE SIGNING OF THIS AGREEMENT. EXCEPT FOR THE FOREGOING REPRESENTATIONS AND WARRANTIES AND EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:

(A) A WARRANTY OR REPRESENTATION BY THE COMPANY AS TO THE VALIDITY AND SCOPE OF ANY ACQUIRED ASSETS CONSISTING OF PATENTS;

(B) A WARRANTY OR REPRESENTATION BY THE COMPANY THAT ANYTHING MADE, USED, SOLD, OFFERED FOR SALE, OR IMPORTED UNDER THE PATENTS INCLUDED IN THE ACQUIRED ASSETS IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS OF THIRD PARTIES;

(C) AN OBLIGATION ON THE PART OF COMPANY TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENTS OF ANY OF THE PATENTS INCLUDED IN THE ACQUIRED ASSETS; OR

(D) A WARRANTY OR REPRESENTATION THAT THE ACQUIRED ASSETS CONSISTING OF PRODUCT DATA ARE FIT FOR A PARTICULAR PURPOSE.

5.	REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER.

The Acquirer represents and warrants, to and for the benefit of the Company, as follows:

5.1 Organization. The Acquirer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

5.2 Authorization. The Acquirer has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transaction Documents to which it is or may become a party; and the execution, delivery and performance by the Acquirer of each such Transaction Document have been duly authorized by all necessary corporate action on the part of the Acquirer. This Agreement constitutes the legal, valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms. Upon the execution of each of the other Transaction Documents, each of such other Transaction Documents will constitute the legal, valid and binding obligation of the Acquirer, and will be enforceable against the Acquirer in accordance with its terms.

5.3 Consents and Approvals. Neither the execution and delivery by the Acquirer of the Transaction Documents to which it is a Party, nor the performance of the Transactions by the Acquirer, will require any Consent, or constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Acquirer is subject, (b) the Charter Documents or bylaws of the Acquirer or (c) any Contract, Governmental Permit or other document to which the Acquirer is a party or by which the properties or other assets of the Acquirer may be subject.

5.4 Legal Proceedings. There is no Litigation that is pending or, to the knowledge of the Acquirer, threatened against the Acquirer that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. There has been no Default by the Acquirer under any Laws applicable to the Acquirer that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. There is no Court Order to which the Acquirer is subject that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

5.5 Finder’s Fees. No Person retained by the Acquirer is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.

6.	TAXES.

6.1 Tax Obligations. The Company shall timely pay to the French authorities all transfer, documentary, sales, use, stamp, registration, recording and other Taxes and fees arising from or relating to the Transactions, and the Company shall, at its own expense, file to the French authorities all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable Law, the Acquirer and the Company will join in the execution of any such Tax Returns and other documentation.

7.	POST CLOSING COVENANTS.

7.1 Further Assurances; Enforcement; Power of Attorney

(a) The Acquirer hereby acknowledges that the Company is discontinuing active operations. However, Company will cooperate with Acquirer in the provision of financial information regarding its past activities if Acquirer is obligated to do so by law or regulation. During the period of continued operation of the Company (but in no event less than three months following the date hereof), and solely to extent possible thereafter:

(i) The Company agrees that, from time to time, at the Acquirer’s request and without further consideration, the Company will execute and deliver such additional instruments of transfer and take such other actions as the Acquirer may require to more effectively transfer ownership of the Acquired Assets to the Acquirer, including but not limited to patent assignments or other transfer instruments with applicable Governmental Authorities. In addition, the Company shall cooperate with the Acquirer with respect to facilitating communication and interaction with any inventor of any patent (other than inventors of the Co-owned Patents which are in the employ of any Co-owner) or patent application included in the Acquired Assets that is reasonable and necessary for the Acquirer to (i) perfect or maintain its ownership rights in such patent or patent applications.

(ii) The Company will execute all documents for the registration of the Patents in any and all countries, as the Acquirer may desire.

(iii) If any Registered Proprietary Asset is infringed by a third party in any country, the Company, upon first having knowledge of such infringement, or knowledge of a reasonable probability of such infringement, shall promptly notify the Acquirer in writing. The notice shall set forth the known facts of such infringement in reasonable detail and provide any other evidence of such infringement available to the Company.

(b) In the event the Acquirer is unable, after reasonable effort, to secure the Company’s signature on any document or documents needed to apply for or prosecute any patent, or other right or protection relating to the Acquired Assets under the Agreement, the Company hereby appoints the Acquirer, its successors and assigns, as the Company’s true and lawful attorney, with full power of substitution, in the Company’s name but on behalf and for the benefit of the Acquirer, its successors and assigns to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, or similar protections thereon with the same legal force and effect as if executed by the Company. The Company hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Company or by its dissolution or in any manner or for any reason whatsoever.

8.	INDEMNIFICATION.

8.1 By the Company. From and after the Closing Date, to the extent provided in this Section 8, the Company shall, indemnify and hold harmless the Acquirer, and its successors and assigns, and its officers and directors (each, an “Indemnified Party”) from and against any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, fees incurred by such Indemnified Party in connection therewith) (collectively, “Damages”) that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, whether or not involving a third-party claim, (b) any Litigation affecting the Company or the Acquired Assets that arose from any matter or state of facts existing prior to the Closing, (c) any Retained Liabilities, or (d) the failure by the Company to comply with the provisions of the laws of any jurisdiction relating to the transfer of assets which may be applicable to the transfer of the Acquired Assets; provided that the foregoing indemnification shall not apply to any Damage to the extent such Damage is caused by the breach of this Agreement or the negligence or willful misconduct of the Acquirer or its Affiliates and their current or former employees, officers and directors or is otherwise subject to an obligation by Acquirer to indemnify Company under section 8.2.

8.2 By the Acquirer. From and after the Closing Date, to the extent provided in this Section 8, the Acquirer shall indemnify and hold harmless the Company, the Company Stockholders, their heirs, legal representatives, successors and assigns (each, an “Indemnified Party”) from and against any Damages that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of the Acquirer contained in this Agreement, whether or not involving a third-party claim, (b) the failure by the Acquirer to comply with the provisions of the laws of any jurisdiction relating to the transfer of assets which may be applicable to the transfer of the Acquired Assets, or (c) any liability arising out of the development or exploitation of the Acquired Assets by the Acquirer or its Affiliates including without limitation clinical trials and sales of a product, other than any liability arising out of or relating to any matter or state of facts existing prior to the Closing Date; provided that the foregoing indemnification shall not apply to any Damage to the extent such Damage is caused by the breach of this Agreement or the negligence or willful misconduct of the Company or its Affiliates and their current or former employees, officers and directors or is otherwise subject to an obligation by the Company to indemnify the Acquirer under section 8.1.

8.3 Procedure for Claims.

(a) An Indemnified Party that desires to seek indemnification under any part of this Section 8 shall give notice (a “Claim Notice”) to each Party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 20 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If the Acquirer shall be the Indemnified Party, it shall seek indemnification directly from the Company for the payment of any Damages. If the Company or a stockholder shall be the Indemnified Party, he, she or it shall seek indemnification directly from the Acquirer. If any Indemnified Party fails to receive all or part of any indemnification obligation when due, then such Indemnified Party shall also be entitled to receive from the applicable Indemnitor interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the applicable short term federal rate for federal income tax purposes in effect on the date of expiration of said 30-day period (“Prime Rate”), and the Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

8.4 Claims Period. Any claim for indemnification under this Section 8 shall be made by giving a Claim Notice under Section 8.3 on or before the applicable “Expiration Date” specified below in this Section 8.4, or the claim under this Section 8 shall be invalid. The following claims shall have the following respective “Expiration Dates”: (a) for a period of twenty (20) years after the Closing Date —any claim for Damages related to (i) a breach of any representations or warranties in Sections 4.2 or 4.4, and (ii) a breach of any representation or warranty that was untrue when made with an intent to mislead or defraud; and (b) the second anniversary of the Closing Date—any other claims. If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party in good faith gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

8.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 8 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 8.5 shall not bar an Indemnified Party’s right to claim indemnification under this Section 8, except to the extent that an Indemnitor shall have been harmed by such failure.

8.6 Limitation of Liability. Neither Party shall be liable to the other for consequential, indirect or punitive damages. For the avoidance of doubt, no Party can recover from the other Party more than once for a single cause of action under indemnity granted by the Indemnitor pursuant to this Agreement. The foregoing sentence shall not be construed to preclude recovery in respect of multiple claims arising from a single event or series of events. Neither party shall have liability with respect to any breach of any such Party’s representations and warranties under this Agreement for any individual item where the Damages relating thereto is less than ten thousand Euros (€10,000), but when a Damages exceeds such amount then the Indemnitor shall be liable for the entire amount of the Damages. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Damages. The cumulative amount of Damages awarded to the Acquirer shall not exceed the Purchase Price actually paid by Acquirer; except for Damages that the Acquirer (or any Acquirer Indemnified Party) may incur and that result from, arise out of or relate to (a) any Litigation affecting the Company or the Acquired Assets that arises from any matter or state of facts existing prior to the Closing, or (b) any Retained Liabilities.

9.	CONFIDENTIALITY.

9.1 Confidentiality. For a period of twenty years (20) after the Closing, the Company (“Restricted Party”) shall not divulge, communicate or use in any way, any trade secrets or other confidential information related to the Acquired Assets (“Confidential Information”). The Restricted Party shall, and shall cause its subsidiaries, Affiliates, officers, directors, employees, accountants, counsel, financial advisors and other representatives and agents, to treat and hold as such all of the Confidential Information, refrain from disclosing or using any of the Confidential Information except in connection with this Agreement and the Transactions, and except as otherwise permitted hereunder or as may be required by Law, deliver promptly to the Acquirer or destroy, at the request and option of the Acquirer, all tangible embodiments (and all copies) of the Confidential Information which are in the possession of such Restricted Party. In the event that the Restricted Party is requested or required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal process) to disclose any Confidential Information, the Restricted Party will notify the Acquirer promptly of the request or requirement so that the Acquirer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1. If, in the absence of a protective order or the receipt of a waiver hereunder, the Restricted Party is compelled to disclose any Confidential Information or else stand liable for contempt, the Restricted Party may disclose the Confidential Information; provided, however, that the Restricted Party shall use its reasonable efforts to obtain, at the reasonable request of the Acquirer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Acquirer shall reasonably designate.

9.2 Injunctive Relief. In the event of any breach or threatened breach by the Restricted Party of any provision of this Section 9, the Acquirer shall be entitled to injunctive or other equitable relief, restraining such Party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this Section 9. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In the event of Litigation involving this Section 9, if a court of competent jurisdiction determines that the scope of this Section 9 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court.

10.	MISCELLANEOUS.

10.1 Press Releases and Announcements. Except as may be required by applicable securities Laws or stock exchange requirements, no Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to, at or about the Closing without the prior written approval of the Acquirer, which written approval will not be unreasonably withheld by each Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

10.2 Purchase of Assets from Co-owners. Without in any way limiting the representations and warranties of the Company in this Agreement (including, without limitation, those contained in Section 4.3 and 4.4), each of the Parties acknowledges that certain of the Acquired Assets (the Co-owned Patents) were co-owned by the Company and the Co-owners prior to the consummation of the purchase of such Acquired Assets by the Company from the Co-owners pursuant to the Co-ownership Agreements.

10.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.4 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.

10.5 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto. No Party hereto shall assign this Agreement or any right, benefit or obligation hereunder without the consent of the other Party; provided, however, that without the prior consent of the other Party (a) the Acquirer may assign any or all of its rights, benefits or obligations herein to any Affiliate and (b) that either Party hereto shall have the right to assign this Agreement to any successor of all or substantially all of its business. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

10.6 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (e) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in early respect. Annex, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

10.7 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.8 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by facsimile or reputable delivery or courier service. Any notices shall be deemed given upon the earlier of (a) the date when received, (b) the day when sent by facsimile, (d) the third day after the date when sent by reputable delivery or courier service, to the address or fax number set forth below, unless such address or fax number is changed by notice to the other Party hereto:

If to the Acquirer:

VIA Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco, CA 94111

Attention: Chief Executive Officer

Facsimile: (415) 283-2201

If to the Company:

Neuro3D, S.A.

130 rue de la Mer Rouge, F-68058

Mulhouse, Cedex 2, France

Attention: Chief Executive Officer

And to:

Maître Luc BARNY

15, boulevard Clemenceau

67 000 Strasbourg, France

Facsimile: + 33 388 36 34 38

10.9 Governing Law; Submission to Jurisdiction.

(a) ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. NOTWITHSTANDING THE FOREGOING, ALL QUESTIONS CONCERNING THE PERSONAL LIABILITY OF THE SHAREHOLDERS OF THE COMPANY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF FRANCE.

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of New York. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of New York (and each appellate court located in such State) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in the State of New York shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of New

York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court

10.10 Expenses. Each of the Parries and the Company will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions.

10.11 Recordation of this Agreement. It is understood and acknowledged by both parties to this Agreement that certain countries may require that this Agreement be recorded. The Company shall, at the Company’s expense, promptly cause this Agreement to be recorded in France. The Acquirer shall be responsible for the recordation costs in any other jurisdiction in which the Acquirer determines to record this Agreement.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.

VIA PHARMACEUTICALS, INC.

By:	/s/ Lawrence K. Cohen
	Name:	Lawrence K. Cohen
	Title:	CEO

NEURO3D, S.A.

By:	/s/ Charles Woler
	Name:	Charles Woler
	Title:	CEO

ANNEX I

Patent Rights and Related Assets

Patents:

PDE 4 inh.: 2,3 / 1,4 BZD	June 7, 2001	PCT: published as WO 02/098865 National/ Regional phases completed: EP (LT-LV), US, JP, CA, AU, IN, ZA, IL, and NZ	EP: Response to 1st Office Action (restriction to 1,4 BZD, divisional 2,3 BZD still possible) NZ: Response to Office Action (restriction to 1,4 BZD)	B0087 (ND1251)

PDE2 inh.: 1,4 BZD	Oct. 30, 2002	FR: pending published as FR 2846653 PCT: published as WO2004/041258 National/Reg. Phases in: EP, US, JP, AU, CA, IL, IN, JP, ZA, and NZ	EP: 2nd Office Action -due date: Feb. 26, 2007 (unity of invention acknowledged, Novelty/Priority objections raised) NZ: Office Action	B0171 (ND7001)

PDE2 inh.: 7-aryl-1,4 BZD	Dec. 23, 2003	EP: published as EP 1548011 PCT: published as WO2005/063723 National/Reg. Phases in: EP, US, JP, AU, CA, CN, IL, IN, JP, ZA, and EA		B0215 (ND2791)

7-aryl 6,8- alkoxy BZD	August 3, 2005	European priority application filed EP 05 291658 Unpublished PCT application filed Unpublished	PCT application filed on Aug. 2, 2006	B0305 (ND2112)
BZD (PDE4)		To be filed		B0537 (ND2698)

Reference	Titre	Dépôt Initial		Extension (PCT)		Phases nationales		Publication de la demande		Examens – Annuitées Échéances
		N°	Date	N°	Date	Pays	Date	N°	Date	Statut	Date	Annuités
	Inhibiteurs des phosphodies-	FR 01 07458	07/06/2001							Abandonné
	térases des nucléotides			PCT/FR02/01952	07/06/2002			WO 02/098865	12/12/2002
	cycliques, dérivés de					AU 2002317910	07/06/2002			en examen		07/06/07
	benzodiazépines, préparation					CA 2,446,696	07/06/2002			Req. Examen	07/06/2007	07/06/07
	et utilisations					EP 02 747514.4	07/06/2002	EP 1 392 663	03/03/2004	LO	17/03/2007	30/06/2007
						HK 04 106679.1	03/09/2004	HK 1 065 531	25/02/2005			07/06/2010
0087						IL 159105	07/06/2002			LO	20/04/2007
						IN 1028/MUMNP/2003	07/06/2002			délivré N°200674		07/06/07
						JP 2003-501989	07/06/2002	JP 2005-503356	03/02/2005	en examen
	Titulaire					NZ 529582	07/06/2006			délivré N°1528		07/06/2008
	NEURO3D					US 10/479,000	07/06/2002	US 2004-0152888	05/08/2004	LO	23/01/2007
						ZA 2004/0057	07/06/2002	ZA 2004/0057	21/02/2005			07/06/2007

Reference	Titre	Dépôt Initial		Extension (PCT)		Phases nationales		Publication de la demande		Examens – Annuitées Échéances
		N°	Date	N°	Date	Pays	Date	N°	Date	Statut	Date	Annuités
	Inhibiteurs des phosphodies-	FR 02 13607	30/10/2002					FR 2 846 653	07/05/2004	en déliverance		31/10/2007
	térases des nucléotides cycliques,	US 60/455,874	20/03/2003							Expiré
	préparation et utilisations			PCT/FR02/03247	30/10/2003			WO 04/041258	21/05/2004
						AU 2003288352	30/10/2003			Req. Examen	07/05/2007	30/10/2008
80171	Titulaires					CA 2,503,716	30/10/2003			Req. Examen	30/10/2008	30/10/2007
	NEURO3D					EP 03 780257	30/10/2003	EP 1 556 055	27/07/2005	LOs	26/02/2007 14/03/2007	31/10/2007
	ULP					HK 05 108879.4	06/10/2005	HK 1079084	31/03/2006			31/10/2011
	CNRS					IL 168042	30/10/2003			en cours
	FORENAP					IN 1310/DELNP/2005	30/10/2003			en cours
						JP 2005-502123	30/10/2003	JP 2005-509832	23/03/2006	en examen
						NZ 540167	30/10/2003			Accord final	18/02/2007
						US 10/533,157	30/10/2003	US 2006-0128695	15/06/2006
						ZA 2005/5412	30/10/2003			Délivré N° 2005/5412		31/10/2007

Reference	Titre	Dépôt Initial		Extension (PCT)		Phases nationales		Publication de la demande		Examens – Annuitées Échéances
		N°	Date	N°	Date	Pays	Date	N°	Date	Statut	Date	Annuités
	Benzo[1,4]diazepin-2-one	EP 03 293309.5	23/12/2003					EP 1 548 011	29/06/2005	en examen		31/12/2007
	Derivatives as phosphodiesterase			PCT/IB04/004362	23/12/2004			WO 05/063723	14/07/2005
	PDE2 inhibitors, preparation and					AU 2004309173	23/12/2004			Req. Examen	23/12/2009	23/12/2009
	therapeutic use thereof					BR PI0418099-2	23/12/2004			Req. Examen	23/12/2007	23/12/2007
80215						CA 2,548,318	23/12/2004			Req. Examen	23/12/2009	23/12/2007
						CN 200480038085.7	23/12/2004			en examen
						EA 200601212	23/12/2004			en examen
	Titulaire					EP 04 8066522.1	23/12/2004	EP 1 697 332	06/09/2006	en examen		31/12/2007
	NEURO3D					N° en attente	23/12/2004			en cours
						IN 2955/DLNP/2006	23/12/2004			en examen
						JP 2006-546406	23/12/2004			Req. Examen	23/12/2007
						NZ 548188	23/12/2004
						US 10/582,131	23/12/2004
						ZA 2006/06009	23/12/2004					23/12/2009

Reference	Titre	Dépôt Initial		Extension (PCT)		Phases nationales		Publication de la demande		Examens – Annuitées Échéances
		N°	Date	N°	Date	Pays	Date	N°	Date	Statut	Date	Annuités
	Compounds, preparation and	EP 05 291658.2	03/08/2005									31/08/2007
	Therapeutic use thereof			PCT/IB06/003295	02/08/2006					Phases Nat. 30 mois	03/02/2008
80305
Titulaire
NEURO3D

Other assets:

Database

The VIA.PDE.db is a structure-activity database containing approximately 2,200 compounds with PDE activity.

Study reports

Volume in drive D is ND1251 pre-clin

Volume Serial Number is 696C-4FA6

Directory of D:\preclinical

12/19/2006 07:13 AM –
12/19/2006 07:13 AM –
12/19/2006 07:13 AM –	1251A01_Assays of dosing solutions
12/19/2006 07:13 AM –	1251A02_Interspecies comparison (Biotec)
12/19/2006 07:13 AM –	1251A03_Bioanalytical method
12/19/2006 07:13 AM –	1251A04_Plasma levels in rats
12/19/2006 07:13 AM –	1251A05_Plasma levels in dogs
12/19/2006 07:13 AM – Plasma	1251A06_Transfer of validation to rabbit
12/19/2006 07:13 AM – studies in rats	1251A07_Plasma samples analysis of segII
12/19/2006 07:13 AM – studies in rabbits	1251A08_Plasma samples analysis of segII
12/19/2006 07:13 AM – method in rat plasma	1251A09_Transfer validation of LCMSMS
12/19/2006 07:13 AM – method in dog plasma	1251A10_Transfer validation of LCMSMS
12/19/2006 07:13 AM – rats	1251A11_in vivo ADME_Plasma analysis in
12/19/2006 07:13 AM – dogs	1251A12_in vivo ADME_Plasma analysis in
12/19/2006 07:13 AM – concentration in rat plasma_Medi	1251A13_Determination of ND1251
12/19/2006 07:13 AM – rat	1251A14_Micronucleus_Plasma analysis in
12/19/2006 07:13 AM –	1251A15_Micronucleus_TK in rat
12/19/2006 07:13 AM –	1251H01_Analytical method in human plasma
12/19/2006 07:13 AM –	1251H02_Analytical method in human urine
12/19/2006 07:13 AM – Concentrations_SD1251C01 in man	1251H03_Determination of ND1251
12/19/2006 07:13 AM –	1251H04_Analytical LCMSMS method with
parent and metabolite in h

12/19/2006 07:13 AM – parent and metabolite in h	1251H05_Analytical LCMSMS method with

12/19/2006 07:13 AM – concentrations in MD study 1251C	1251H06_Determination of ND1251

12/19/2006 07:13 AM – concentrations in MD study 1251C	1251H07_Determination of ND1251

12/19/2006 07:13 AM –	1251M01_ADME-tox Profile

12/19/2006 07:13 AM –	1251M02_ADME CYP Panel

12/19/2006 07:13 AM – Comparison (Biopredic)	1251M03_Interspecies

12/19/2006 07:13 AM –	1251M04_CYP inhibition properties

12/19/2006 07:13 AM –	1251M05_CYP induction properties

12/19/2006 07:13 AM –	1251M06_Identification of CYP involved

12/19/2006 07:13 AM –	1251M07_in vivo ADME i.v. & p.o. in rats

12/19/2006 07:13 AM –	1251M08_in vivo ADME i.v. & p.o. in dogs

12/19/2006 07:13 AM –	1251P01_PDEs inhibition assays

12/19/2006 07:13 AM –	1251P02_Carrageenan Edema Test

12/19/2006 07:13 AM –	1251P03_In vivo pharmacology

12/19/2006 07:13 AM – molecule ND1251	1251P04_Immunosuppressive activity of the

12/19/2006 07:13 AM –	1251P05_In vitro pharmacology

12/19/2006 07:13 AM – Central	1251P06_IC50 Determination on NK1 and BZD

12/19/2006 07:13 AM –	1251P07_plasma binding protein test

12/19/2006 07:13 AM –	1251P08_Acute withdrawal Test in rats

12/19/2006 07:13 AM –	1251P09_LPS in rat paw

12/19/2006 07:13 AM – admin in mice and rats	1251P10_Swim Test after single and acute

12/19/2006 07:13 AM –	1251P11_withdrawal effects of ND1251

12/19/2006 07:13 AM – neurite outgrowth	1251P12_Effect of ND1251 on hippocampal

12/19/2006 07:13 AM –	1251P13_PDE-7 to -11 inhibition assays

12/19/2006 07:13 AM –	1251S01_Emesis test in the ferret

12/19/2006 07:13 AM –	1251S02 Canal K+ (HERG)

12/19/2006 07:13 AM –	1251S03_Irwin test

12/19/2006 07:13 AM –	1251S04_Rotarod test in rats

12/19/2006 07:13 AM –	1251S05_Activity meter

12/19/2006 07:13 AM –	1257S06_Plethysmography in rats

12/19/2006 07:13 AM –	1251S07_Purkinje Fibers Test

12/19/2006 07:13 AM –	1251S08_Hemodynamic study

12/19/2006 07:13 AM –	1251S09_Telemetry

12/19/2006 07:13 AM –	1251S10_IC50 determination on Herg Channel

12/19/2006 07:13 AM –	1251T01_AMES test

12/19/2006 07:13 AM –	1251T02_Genotox chromosome aberration

12/19/2006 07:13 AM –	1251T03_Acute tox in mice

12/19/2006 07:13 AM –	1251T04_Acute tox in rats

12/19/2006 07:13 AM –	1251T05_DRF in rats

12/19/2006 07:13 AM –	1251T06_6w tox in Rats

12/19/2006 07:13 AM –	1251T07_MTD study in dogs

12/19/2006 07:13 AM –	1251T08 6Wtox in Dogs

12/19/2006 07:13 AM – pregnant rabbits	1251T09_Escalating RDF study in non-

12/19/2006 07:13 AM – embryo fetal development	1251T10_Preliminary study for effects on

12/19/2006 07:13 AM – embryo fetal development	1251T11_Preliminary study for effects on

12/19/2006 07:13 AM –	1251T12_Principal segt II study in rats

12/19/2006 07:13 AM –	1251T13_Principal study in rabbits (SegII)

12/19/2006 07:13 AM –	1251T14_in vivo micronucleus in rats

Volume in drive D is various PDEinhib

Volume Serial Number is 69DB-F8FC

Directory of D:\preclinical

12/19/2006 07:51 AM –	BBBpassage
12/19/2006 07:51 AM –	ND 2698
12/19/2006 07:51 AM –	ND 2945
12/19/2006 07:51 AM –	ND1704
12/19/2006 07:51 AM –	ND2112
12/19/2006 07:51 AM –	ND2700
12/19/2006 07:51 AM –	ND2791
12/19/2006 07:51 AM –	ND3310
12/19/2006 07:51 AM –	ND3661
12/19/2006 07:51 AM –	Single Reports’ various cpds
12/19/2006 07:51 AM –	TNFalphaIC50s
12/19/2006 07:51 AM –	Updated Overview tables

Volume in drive D is ND1251 clinical

Volume Serial Number is DC2B-E8F8

Directory of D:\

12/19/2006 07:29 AM –	IB
12/19/2006 07:29 AM –	clinical

Volume in drive D is ND7001 preclin

Volume Serial Number is D683-98F1

Directory of D:\ND7001\IB, IMPD,

12/21/2006 05:32 AM –
12/21/2006 05:32 AM –
12/21/2006 05:32 AM –	IB Edition 1
12/21/2006 05:32 AM –	IB Edition 2
12/21/2006 05:32 AM –	IMPD

Volume in drive D is ND7001 preclin

Volume Serial Number is D683-98F1

Directory of D:\ND7001\7001preclinical

12/21/2006 05:32 AM –
12/21/2006 05:32 AM –
12/21/2006 05:32 AM –	ND7001 safety
12/21/2006 05:32 AM –	ND7001 analytics
12/21/2006 05:32 AM –	ND7001 metaboliskm
12/21/2006 05:32 AM –	ND7001 pharmacology
12/21/2006 05:32 AM –	ND7001 toxicology

Laboratory Notebooks

LN code	Project	Unit	Order
2000/38	PDE	Chemistry	1
2001/02	PDE	Chemistry	1
2001/04	PDE	Chemistry	2
2001/08	PDE	Chemistry	1
2001/08	PDE	Chemistry	2
2001/12	PDE	Chemistry	1
2001/12	PDE	Chemistry	3
2001/20	PDE	Chemistry	1
2001/20	PDE	Chemistry	4
2001/71	PDE	Chemistry	1
2002/33	PDE	Chemistry	1
2002/34	PDE	Chemistry	5
2002/40	PDE	Chemistry	1
2002/46	PDE	Chemistry	2
2002/51	PDE	Chemistry	6
2003/03	PDE	Chemistry	1
2003/06	PDE	Chemistry	2
2003/09	PDE	Chemistry	3
2003/16	PDE	Chemistry	7
2003/17	PDE	Chemistry	3
2003/19	PDE	Chemistry	2
2003/20	PDE	Chemistry	1
2003/24	PDE	Chemistry	4
4	PDE	Chemistry
6	PDE	Chemistry
8	PDE	Chemistry
11	PDE	Chemistry
14	PDE	Chemistry
16	PDE	Chemistry
19	PDE	Chemistry
23	PDE	Chemistry
24	PDE	Chemistry
26	PDE	Chemistry
46	PDE	Chemistry
48	PDE	Chemistry
52	PDE	Biology
53	PDE	Biology
56	PDE	Biology
57	PDE	Chemistry
62	PDE	Chemistry
63	PDE	Chemistry
72	PDE	Biology
73	PDE	Biology
74	PDE	Chemistry
75	PDE	Chemistry
80	PDE	Chemistry
81	PDE	Chemistry
86	PDE	Biology
87	PDE	Biology
88	PDE	Chemistry
91	PDE	Chemistry
93	PDE	Chemistry
96	PDE	Biology

EXHIBIT A

Bill of Sale

For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 3.2(b) of that certain Patent Rights and Related Assets Purchase Agreement (the “Purchase Agreement”), dated as of January             , 2007, by and between VIA Pharmaceuticals, Inc., a Delaware corporation having an address of 750 Battery St., Suite 330, San Francisco, California 94111 (the “Buyer”), and NEURO3D, S.A., a French corporation having an address of 130 rue de la Mer Rouge, F-68200, Mulhouse, France (the “Seller”), Seller hereby sells, transfers, assigns, conveys, grants and delivers to Buyer, effective as of 10:00 a.m. (New York time) on the date hereof, all of Seller’s right, title and interest in and to all of the patent rights and related assets described on Schedule A hereto (the “Transferred Assets”).

Seller covenants and agrees that it will hereafter take all steps reasonably necessary to establish the record of Buyer’s title to the Transferred Assets and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Transferred Assets.

Without limiting the foregoing, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf of and for the benefit of Buyer and its successors and assigns, from time to time: (a) to demand, receive and collect any and all of the Transferred Assets and to give receipts and releases for and with respect to the same, or any part thereof; (b) to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to collect or reduce to possession any of the Transferred Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be, and (c) to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Transferred Assets and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the collection and recovery of same, Seller hereby acknowledging that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

The terms of the Purchase Agreement are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of January             , 2007.

NEURO3D, S.A.

By:
Name:
Title:

SCHEDULE A

TRANSFERRED ASSETS

See Patent Rights and related asset purchase agreement, Annex 1 which is incorporated herein by reference.